EXHIBIT 10.2

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (the “Agreement”) is entered into by and between Cherokee International Corporation (the “Company”), a Delaware corporation, and Linster W. Fox (the “Executive”).

R E C I T A L S

WHEREAS, the Executive and the Company have previously entered into that certain severance agreement dated October 14, 2005 (the “Old Severance Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate in its entirety the Old Severance Agreement to include severance benefits payable to the Executive in the event his employment is terminated in connection with a Change in Control.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, the Company and the Executive agree as follows:

1.                                       At Will Employment.  The Executive’s employment with the Company is currently on an at-will basis, meaning that either the Executive or the Company may terminate the employment relationship at any time for any reason or for no reason, and without further obligation or liability, except as set forth in this Agreement.

2.                                       Term of Agreement. This Agreement shall remain in effect for so long as the Executive is employed as its Executive Vice President, Chief Financial Officer and Secretary of the Company; provided, however, that if a Change in Control shall have occurred while the Executive is still employed, the Agreement shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred (the “Term”).

3.                                       Severance Payment. Provided that the Executive is not entitled to any benefits set forth in Section 4 below and subject to the Executive’s having executed and, if applicable, not revoked, a release of claims reasonably satisfactory to the Company (the “Release of Claims”), in the event the Executive’s employment is terminated by the Company other than for Cause, the Executive shall be entitled to the following (collectively, the “Severance Benefits”):  (i) a cash payment, in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Executive is otherwise entitled, of an amount equal to his then annual base salary as in effect immediately prior to the date of termination (the “Severance Payment”); (ii) the bonus that would have been due the Executive for the year in which the

                                                Executive’s termination of employment occurs, calculated as if the Company achieved financial performance for that year equal to that set forth in the then most recent budget for that year approved by the Board of Directors of the Company, prorated for the number of months worked in the fiscal year the termination occurred (the “Bonus Payment”); (iii) continued medical, hospitalization, life and other insurance benefits being provided to the Executive and the Executive’s family at the date of termination, for a period of twelve (12) months after the date of termination; provided, however, that the Company shall have no obligation to continue to provide the Executive with such insurance benefits for any periods after the date the Executive obtains comparable benefits (with no significant pre existing condition exclusions) as a result of the Executive’s employment in a new position; and (iv) to the extent permitted under Section 409A of the Code, a lump sum settlement of all deferred compensation arrangements.  Subject to Section 7, the Severance Payment and the Bonus Payment shall be payable in a lump sum within 10 business days following the effective date of the Release of Claims.

The Executive shall not be entitled to the Severance Benefits if (i) the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s death or Disability or (ii) the Executive terminates his employment with the Company for any reason.

4.                                       Change in Control Benefit.  Subject to Section 7 and the Executive’s having executed and, if applicable, not revoked, a Release of Claims, in the event the Executive’s employment is terminated (a) by the Company other than for Cause or (b) by the Executive for Good Reason, in either case within two years following a Change in Control, the Executive shall be entitled to the following (collectively, the “Change in Control Benefits”): (i) an amount equal to two times his then annual base salary as in effect immediately prior to the date of termination, of which 50% shall be payable in a cash lump sum payment within 10 business days following the effective date of the Release of Claims, and the remaining 50% shall be payable in a cash lump sum payment on the six-month anniversary of the Executive’s termination of employment; (iii) Bonus Payment, payable in a cash lump sum within 10 business days following the effective date of the Release of Claims; (iv) immediate vesting of all outstanding stock options; (v) to the extent permitted by Section 409A of the Code, a lump sum settlement of all deferred compensation arrangements; (vi) continued medical, hospitalization, life and other insurance benefits being provided to the Executive and the Executive’s family at the date of termination, for a period of twenty-four (24) months after the date of termination; provided, however, that the Company shall have no obligation to continue to provide the Executive with such insurance benefits for any periods after the date the Executive obtains comparable benefits (with no significant pre existing condition exclusions) as a result of the Executive’s employment in a new position; (vii) a cash payment equal to the amount forfeited by the Executive under the Company’s 401(k) Plan or equivalent plans in effect for the Executive; (viii) the right to utilize the services of a nationally recognized executive placement service of the Executive’s choosing at the Company’s expense in an amount not to exceed  $50,000 in the aggregate for the Executive at the Executive’s request, which request may be made at any time within twenty-four (24) months following the date of termination; and (ix) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated by the Company without Cause (within the meaning of section 14(a)) within six months prior to a Change in Control and such termination was in connection with the Change in Control.

The Executive shall not be entitled to the Change in Control Benefits if (i) the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s death or Disability or (ii) the Executive terminates his employment with the Company without Good Reason.

5.                                       Payment of Tax or Reduction in Compensation to Avoid Excise Tax.

(a)                                  In the event the Executive would become entitled to any amounts payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “Parachute Payments”), if any of such Parachute Payments would otherwise be subject to the excise tax on excess golden parachute payments imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed) (the “Excise Tax”), as determined in accordance with this Section 5(c), the Executive shall be entitled to receive an additional payment from the Company (the “Additional Payment”), sufficient to pay the Excise Tax (but not any of the income tax or employment tax imposed upon the Additional Payment).  The Executive may, in his sole discretion, and by written notice to the Company, elect not to receive the Additional Payment for the Excise Tax but rather give effect to the following provisions of section 5(b).

(b)                                 If a reduction in the aggregate amount of Parachute Payments the Executive otherwise would be entitled to receive by an amount not exceeding 20% of such Parachute Payments would result in the Executive receiving a greater “Net After Tax Amount,” as such term is defined below, then such Parachute Payments shall be reduced by the amount, not exceeding 20% of such Payments, as will provide to the Executive the greatest Net After Tax Amount, such reduction to be made from such payments under this Agreement or such other of the Parachute Payments not yet paid to the Executive as the Executive shall specify. For this purpose, the term “Net After Tax Amount” shall mean the net amount of the Parachute Payments after deducting any federal, state and local income tax and Excise Tax which would be applicable to such Parachute

                                                Payments.  In the event that the Excise Tax is subsequently determined to differ from the amount taken into account hereunder at the time of termination of employment, adjustments shall be made in accordance with this Section 5(b) in light of the revised determination.

(c)                                  For purposes of determining whether any of the Parachute Payments would be subject to the Excise Tax and the amount of such Excise Tax:

(i)                                     Parachute Payments, including any payments or benefits other than those under this Section 5 received or to be received by the Executive in connection with the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (which, together with the Parachute Payments, constitute the “Total Payments”), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a nationally recognized public accounting firm mutually acceptable to the Executive and the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii)                                  the amount of the Total Payments which shall be deemed to be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 5(c)(i) hereof); and

(iii)                               the value of any non cash benefits or any deferred payments or benefit shall be determined by a nationally recognized public accounting firm mutually acceptable to the Executive and the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)                                 All determinations under this Section 5 shall be made at the expense of the Company by a nationally recognized public accounting firm mutually agreeable to the Executive and the Company, and such determination shall be binding upon the Executive and the Company.

6.                                       Confidentiality and Related Covenants

(a)                                  Confidentiality.  The Executive shall not, at any time hereafter, disclose to any person, firm or corporation or otherwise use any confidential or proprietary information (“Confidential Information”) relating to the Company, its constituent partners, their respective parents, subsidiaries, and affiliates, including Confidential Information relating to its customers, suppliers, market arrangements or methods of operations, employees, trade practices, trade secrets, know how, and other matters that are not publicly known outside the Company,  except to the extent necessary to conduct the business of the Company, or to comply with law or the valid order of a governmental agency or court of competent jurisdiction. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that all information not otherwise generally known to the public relating to each of (i) this Agreement, or (ii) the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates, is Confidential Information and is not to be disclosed to any persons or entities or otherwise used, except to the extent necessary to conduct the business of the Company or to comply with law or the valid order of a governmental agency or court of competent jurisdiction.

(b)                                 Rights to Innovations.  Any invention, improvement, design, development or discovery conceived, developed, invented or made by the Executive, alone or with others, during his employment hereunder and applicable to the business of the Company, its parents, subsidiaries or affiliates shall become the sole and exclusive property of the Company. The Executive shall (i) disclose the same completely and promptly to the Company, (ii) execute all documents requested by the Company in order to vest in the Company the entire right, title and interest, in and to the same, (iii) execute all documents required by the Company for the filing, and prosecuting of such applications for patents, copyrights and/or trademarks, which the Company, in its sole discretion, may desire to prosecute, and (iv) provide to the Company all assistance it may reasonably require including, without limitation, the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s rights therein and thereto.

(c)                                  Non Solicitation.  The Executive, except within the course of the good faith performance of his duties hereunder, shall not at any time while he is in the employ of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates, and for 12 months following the termination of his employment for any reason (the “Restricted Period”), solicit, recruit, request, cause, induce or encourage any individual who is then employed by the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates to leave the employment of or terminate the relationship with the Company, its constituent partners, their respective parents, subsidiaries, and affiliates, for any reason and/or otherwise encourage to perform work

                                                (as an employee, independent contractor or otherwise) for any entity or person (including the Executive) that directly or indirectly competes with the Company at any time during the Restricted Period and/or whose business is or includes the design, manufacture and marketing of power supplies for the datacom, telecom, medical, process-control and other related industries (or any portion thereof).

(d)                                 Enforcement.  The Executive acknowledges that as a high-level executive of the Company, the Executive provides services of a special and unique character that are of a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and any breach or threatened breach by the Executive of any provision of this Section 6 shall cause the Company irreparable harm which cannot be remedied solely by damages.  Specifically, the Executive acknowledges that (a) the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and/or any of its related entities, and (b) any violation of this Section 6 will result in irreparable injury to the Company and/or any of its related entities, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company and/or any of its related entities for such a violation.  Accordingly, the Executive agrees that in the event of a breach or threatened breach by the Executive of any of the provisions of this Section 6, the Company shall be entitled to injunctive relief restraining the Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the Company’s duties under this Agreement.

(e)                                  Modification of Restrictions. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 6 are unreasonable (including, but not limited to, time and scope of coverage of this Section 6), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

7.                                       Withholding; Section 409A.  The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.  If required by Section 409A of the Code, all or part of any payment made to the Executive hereunder may be delayed for a period of six months.

8.                                       Attorneys’ Fees and Costs.  The Company shall pay to any law firm chosen by the Executive, all reasonable fees and costs incurred by the Executive, in an amount not to exceed $30,000 in the aggregate in enforcing the terms of this Agreement or in the resolution of any dispute with respect to the benefits payable under Section 4 of this Agreement.  Said fees shall be paid, as incurred, directly to the law firm chosen by the Executive as invoiced by the law firm.

9.                                       No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

10.                                 Successors.  Any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or to all or substantially all of the business and/or assets of the Company shall assume all obligations of the Company under this Agreement and all rights of the Company under this Agreement shall inure to such successor, in the same manner and to the same extent that the Company would be required to perform and be entitled to the benefits of this Agreement if no such succession had taken place.

11.                                 Notices.  All notices and other communications under this Agreement shall be in writing and delivered to the addresses set forth below and shall be effective when delivered, if hand delivered; three (3) days after mailing by first class mail, certified or registered with return receipt requested; and 24 hours after transmission of a fax :

If to the Company:	Cherokee International Corporation
2841 Dow Avenue
Tustin, CA 92780
Attention: Chairman of the Board

If to the Executive:	Linster W. Fox
841 Promontory Drive West
Newport Beach, Ca. 92660

Either party may change such party’s address for notices by notice duly given pursuant hereto.

12.                                 Arbitration.  The Company and the Executive agree that any dispute arising as to the parties’ rights and obligations hereunder shall, at the election and upon written demand of either party, be submitted to arbitration before a single neutral arbitrator in Orange County, California and shall be administered by the Judicial Arbitration Mediation Service (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards or Procedural Fairness (“Rules”), which Rules shall be modified by the arbitrator to the extent necessary to comply with applicable law.  The arbitrator shall not have authority to add to, modify, change or disregard any lawful terms of this Agreement or to issue an award that is contrary to applicable law.  The decision of the arbitrator shall be final and binding and enforceable in any court of competent jurisdiction.  The parties further agree, notwithstanding the foregoing, that (i) except as provided in this Section 12, the Federal

                                                Arbitration Act shall govern the interpretation and enforcement of this Agreement, (ii) the procedural protections and requirements of the California Arbitration Act, Section 1280 et seq. of the California Code of Civil Procedure, will apply to any arbitration proceedings hereunder; (iii) the Company shall pay any costs and expenses that the Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, provided, however, that if either party prevails on a statutory claim that affords the prevailing party an award of attorney’s fees, the arbitrator may award reasonable attorney’s fees to the prevailing party, consistent with applicable law; and (iv) any hearing must be transcribed by a court reporter and any decision of the arbitrator must be set forth in writing, consistent with the applicable state or federal law and supported by essential findings of fact and conclusion of law.  The provisions of this Section 12 shall survive the termination or revocation of this Agreement.  The parties acknowledge and agree that any claims by the Executive for Worker’s Compensation or unemployment compensation benefits are not covered by this Agreement.

13.                                 Miscellaneous.

(a)                                  Modification and Waiver.  Except as otherwise specifically provided in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both the Company and the Executive.  No waiver at any time by either party to this Agreement of any breach by the other party hereto of, or failure to comply with, any provision hereof shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

(b)                                 Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement supersedes any and all prior agreements between the parties and/or any of their affiliates with respect to the subject matter hereof.

(c)                                  Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California.

(d)                                 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)                                  Termination of Old Severance Agreement.  The Old Severance Agreement is hereby amended, restated and superseded in its entirety as of the date hereof.

14.                                 Definitions.

(a)                                  “Cause” shall mean (1) the willful and continued failure by the Executive to perform his duties with the Company or follow reasonable and lawful directives of the Board (including any material breach of the Company’s or any subsidiary’s Code of Conduct or other corporate policies), (2) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (3) the commission by the Executive of any act of theft, embezzlement or fraud in connection with his employment with the Company, (4) any material breach by the Executive of any employment or other agreement between the Executive and the Company or any subsidiary of the Company, (5) any conflict of interest between the Executive and the Company or any subsidiary of the Company that, in the Board’s determination, inappropriately affects the Executive’s ability to carry on the Executive’s normal duties as an employee of the Company or any subsidiary of the Company or (6) the Executive’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company’s consent in connection with any transaction entered into on behalf of the Company; provided, however, that, on and after the occurrence of a Change in Control, Cause shall be deemed not to exist until the Executive has first been (1) supplied with notice from the Company setting forth the Board’s finding of Cause, (2) provided with the opportunity to appear before the Board to dispute the Board’s findings of Cause or present evidence that the facts giving rise to the finding of Cause have been cured and (3) following a final finding of Cause by the Board, provided with the opportunity to cure the facts giving rise to such finding within ten (10) days of delivery of the written notice of the Board’s final findings to the Executive by the Company.

For purposes of this definition of Cause, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by the Executive not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.

(b)                                 “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     securities of the Company representing more than fifty point one percent (50.1%) of the combined voting power of the then outstanding voting securities of the Company are acquired by any person or group of persons acting in concert (within the meaning of Section 14(d) of the Securities Exchange Act of 1934) other than (x) the Company, a direct or indirect subsidiary or parent of the Company, or an employee benefit plan or trust established by the Company, or (y) Oaktree, GSC or any of their respective affiliates; or

(ii)                                  a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50 percent of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company (in the aggregate);

(iii)                               a sale is consummated by the Company of substantially all of the Company’s assets to a person or entity which is not (x) a direct or indirect subsidiary or parent of the Company, or an employee benefit plan or trust established by the Company, or (y) Oaktree, GSC or any of their respective affiliates; or

(iv)                              during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board (plus each additional director who was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or whose appointment, election or nomination for election was previously so approved or recommended) cease, for any reason, to constitute at least a majority thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Company” shall mean Cherokee International Corporation or any successor thereto.

(e)                                  “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties as an employee and as a result of which the Executive shall have been unable to perform his duties for the Company on a full-time basis for a period of 180 consecutive days.

(f)                                    “Good Reason” shall mean the occurrence of one or more of the following events without Executive’s prior written consent (except as a result of a prior termination):

(i)                                     any material change in the Executive’s status, title, authorities or responsibilities (including reporting responsibilities) which represents a demotion from Executive’s status, title, position or responsibilities (including reporting responsibilities) immediately prior to the Change in Control; the assignment to the Executive of any duties or work responsibilities which are materially inconsistent with Executive’s status, title, position or work responsibilities immediately prior to the Change in Control, or which are materially inconsistent with the status, title, position or work responsibilities of a similarly situated senior officer; or any removal of the Executive from, or failure to appoint, elect, reappoint or reelect the Executive to, any of such positions, except in the event of Executive’s death or Disability and other than any such change primarily attributable to the fact the Company may no longer be a public company;

(ii)                                  any decrease in Executive’s annual Base Salary or target annual incentive award opportunity except for across-the-board salary reductions similarly affecting all senior officers of the Company;

(iii)                               the reassignment of the Executive to a location more than twenty-five (25) miles from Executive’s then current work location;

(iv)                              the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that the Executive continues to meet substantially all eligibility requirements thereof;

(v)                                 the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which the Executive participates), or any material fringe benefit or perquisite enjoyed by the Executive unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce Executive’s participation therein or reward opportunities thereunder, or the failure by the Company to provide the Executive with the benefits to which the Executive is entitled as an employee of the Company; provided, however, that the Executive continues to meet substantially all eligibility requirements thereof,

(vi)                              any purported termination of Executive’s employment for Cause which is not effective; or

(vii)                           the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to fully assume and agree to perform this Agreement;

provided, however, that Good Reason shall be deemed not to exist until the Company has first been (1) supplied with notice from the Executive setting forth the Executive’s assertion of Good Reason and (2) provided with the opportunity to cure the facts giving rise to such assertion within ten (10) days of delivery of the written notice by the Executive to the Company.

(g)                                 “GSC” shall mean, collectively, GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Funds, Limited and GSC Partners CDO Fund II, Limited.

(h)                                 “Oaktree” shall mean, collectively, OCM Principal Opportunities Fund, L.P., OCM/GFI Power Opportunities Fund, L.P. and GFI Two LLC.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the date set forth below.

EXECUTIVE	CHEROKEE INTERNATIONAL CORPORATION

/s/ LINSTER W. FOX	/s/ JEFFREY M. FRANK

Date: December 5, 2006	By:	Jeffrey M. Frank
	Its:	President/ Chief Executive Officer

	Date:	December 5, 2006